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                                                                     EXHIBIT 8.1



                                October 22, 2001



Cerner Corporation
2800 Rockcreek Parkway
Kansas City, Missouri  64117

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Fifth Floor
Lake Mary, FL  32746

Ladies and Gentlemen:

              We have acted as counsel to Cerner Corporation, a Delaware corporation ("Cerner"), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 5, 2001, among Cerner, Cerner Holdings, Inc. ("Merger Sub") and Dynamic Healthcare Technologies, Inc. ("DHT") (the "Agreement").

              Pursuant to the Agreement, DHT will be merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"). In the Merger, all of the outstanding shares of DHT common stock, par value $0.01 per share (the "DHT Common Stock"), held by each shareholder will be converted into the number of shares of Cerner common stock, par value $.01 per share (the "Cerner Common Stock"), as specified in the Agreement, other than any shares of DHT Common Stock held as treasury stock or owned by Cerner, Merger Sub or any subsidiaries of Cerner or DHT (which shares will be cancelled). In addition, all of the outstanding shares of DHT preferred stock, par value $0.01 per share (the "DHT Preferred Stock"), will be redeemed at a price per share equal to $2.00 in cash, plus all unpaid accrued dividends to which shareholders of DHT Preferred Stock are entitled to receive.

              In connection with the transactions contemplated by the Agreement, Cerner will file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Cerner Common Stock to be issued in the Merger. This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

              In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement.


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Cerner Corporation
Dynamic Healthcare Technologies, Inc.
October 22, 2001
Page 2



              In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Cerner, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers of Cerner, DHT and others.

              Based upon and subject to the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the portion of the Registration Statement under the caption "Federal Income Tax Consequences" fairly summarizes the material federal income tax consequences described therein.

              Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

              If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.



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Cerner Corporation
Dynamic Healthcare Technologies, Inc.
October 22, 2001
Page 3


              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, the reference to this opinion under the heading "Federal Income Tax Consequences" in the Registration Statement and the reference to our firm under the heading "Legal Matters" in the related Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ STINSON, MAG & FIZZELL, P.C.